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                                                                   EXHIBIT 10.17



                               KAYDON CORPORATION
                     2004 CASH BONUSES TO EXECUTIVE OFFICERS

         On February 15, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Kaydon Corporation (the "Company") exercised its discretion to approve the payment of fiscal year 2004 annual cash bonuses for the Company's named executive officers in the following amounts: Brian P. Campbell, Chairman, President and Chief Executive Officer -- $420,000; John R. Emling, Senior Vice President-Operations -- $183,000; Peter C. DeChants, Vice President-Corporate Development and Treasurer -- $162,000; John F. Brocci, Vice President-Administration and Secretary -- $112,440; and Kenneth W. Crawford, Vice President and Corporate Controller -- $111,000.

         Annual bonuses for 2004 for the executive officers were determined based on the Committee's evaluation of (1) the Company's results for the 2004 fiscal year, including revenue, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, asset management, net income, productivity improvements, return on capital employed and cash flow returns, (2) the individual executive officer's contribution to those results, and (3) competitive pay practices. On the final point, the Committee considered the fact that, with the exception of Mr. Emling who received cash bonuses for 2000 and 2001 related to his prior position as President of the Company's Specialty Bearings Products Group, the named executive officers had not received cash bonuses since 1999.